Exhibit 99.1

NANOMETRICS INCORPORATED	1550 Buckeye Drive	Milpitas CA 95035	Tel: 408.435.9600	Fax: 408.232.5910

News Release

Agency Contact:	Company Contact:
Vincent Mayeda	Peter Gise
The Loomis Group	Nanometrics, Inc.
909.614.1767, 909.606.5317 fax	408.435.9600 ext. 264, 408.232.5910 fax
email: mayedav@loomisgroup.com	email: pgise@nanometrics.com

NANOMETRICS NAMES QUENTIN WRIGHT CHIEF ACCOUNTING OFFICER

Milpitas, Calif., April 15, 2005 — Nanometrics, Inc. (Nasdaq: NANO), a leading supplier of advanced integrated and standalone metrology equipment for the semiconductor industry, today announced it has appointed Quentin Wright, 48, to the newly created position of chief accounting officer, reporting directly to Nanometrics President and CEO John Heaton. Wright will work along side Nanometrics CFO Paul Nolan to strengthen the company’s internal financial capabilities.

A veteran corporate controller with extensive experience in the pharmaceutical and high tech industries, Wright will be primarily responsible for managing Nanometrics’ compliance processes, including compliance with Section 404 of the Sarbanes-Oxley Act. His long-term responsibilities will be to help ensure Nanometrics maintains effective financial accounting mechanisms in the future. “Quentin’s vast experiences in establishing and managing corporate finance best practices will be important in helping the company scale up to meet upcoming industry demands,” stated Heaton.

Prior to joining Nanometrics, Wright held the post of director of Accounting for Adaptec, Inc. Before Adaptec, Wright was the corporate controller for Vascular Therapeutics, Inc. Wright has also held controller posts with ALZA Corp. and Micrographic Technology Corp. Wright holds a B.S. from Oregon State University (Corvallis, Ore.)

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in the manufacture of semiconductors, integrated circuits and flat panel displays. Nanometrics metrology systems measure various thin film properties, critical circuit dimensions and layer-to-layer circuit alignment (overlay) during various steps of the manufacturing process, enabling semiconductor and integrated circuit manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, and sales and service offices worldwide. Nanometrics is traded on NASDAQ under the symbol NANO. Nanometrics’ website is: http://www.nanometrics.com

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